UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2011

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mark S. Robinow is no longer Executive Vice President, Chief Financial Officer and Secretary of the Company effective as of November 21, 2011. Under the terms of Mr. Robinow’s Executive Employment Agreement dated May 11, 2009, Mr. Robinow will be entitled to the following: (a) his base salary earned but unpaid as of the date of termination of the agreement, (b) any other payments and/or benefits which he is entitled to receive under any of the Company’s benefit plans or otherwise, (i) a payment equal to his base salary in effect at the time of termination of the agreement for a period of fifteen (15) months following termination of the agreement (the “Continuation Period”), (ii) continuation of medical and dental benefits under COBRA in effect as of the date of termination of the agreement for the Continuation Period, (iii) payment equal to his target incentive bonus for 2011, and (iv) all of his stock options in the Company immediately vest and become exercisable and all or any portion of his vested stock options may be exercised for a period of three (3) months following the date of termination of the agreement.

Item 8.01  Other Events.

On November 21, 2011, the Board of Directors of the Company authorized a stock repurchase of up to $5 million of the Company’s outstanding common stock, effective November 22, 2011. Repurchases under the program will be made in open market or privately negotiated transactions in compliance with the Securities and Exchange Commission Rule 10b-18. The Company intends to fund the repurchase program from available cash and to retire any shares repurchased. The Company, however, has no obligation to repurchase shares under this authorization, and the timing, actual number and value of shares to be purchased will depend on the Company’s stock price and other market conditions.

A copy of the press release announcing the departure of Mr. Robinow and the Company’s stock repurchase plan is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2011	KONA GRILL, INC.

	By:	/s/ Michael Nahkunst
Michael Nahkunst
President, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 22, 2011 announcing Mr. Robinow’s departure from the Company and the Company’s stock repurchase program.